UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2009

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-23195 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
10780 Parkridge Blvd., 4th Floor Reston, Virginia (Address of Principal Executive Offices)		20191 (Zip Code)
Registrant's telephone number, including area code: 571-382-1000
Not Applicable ------------------------------------------------------------------------------------------------------------------------ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2009, Tier Technologies, Inc, or Tier, entered into an employment agreement, effective as of May 6, 2009, with its Vice President, General Counsel and Secretary, Keith S. Omsberg, for a period commencing May 6, 2009 and ending May 6, 2011.  Mr. Omsberg joined Tier in June 2002 as Assistant General Counsel and was promoted to Vice President, General Counsel and Secretary in April 2008.

The employment agreement between Tier and Mr. Omsberg provides for base compensation of $190,000 per year, and participation in Tier’s management incentive compensation plan with other key senior executives.  In the event that Mr. Omsberg’s employment is terminated for death or disability or by Tier without cause during the term of his employment agreement, Tier will be required to pay to Mr. Omsberg 12 months’ salary plus the premiums for coverage of Mr. Omsberg and his covered dependents under COBRA health continuation benefits for the 12-month period immediately following his termination.  In the event that Mr. Omsberg’s employment is terminated within 12 months after a change in control of Tier, Mr. Omsberg will be entitled to 24 months’ salary plus the premiums for coverage of Mr. Omsberg and his covered dependents under COBRA health continuation benefits for the 18-month period immediately following his termination, as well as full vesting of options granted on September 13, 2006, October 1, 2007 and December 4, 2008.  This summary of the employment agreement with Mr. Omsberg is qualified by reference to such agreement, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

See exhibit index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.
	By:	/s/ Keith S. Omsberg
	Name:	Keith S. Omsberg
	Title:	Vice President, General Counsel, & Secretary
Date: May 19, 2009

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between Tier Technologies, Inc. and Keith S. Omsberg, dated May 15, 2009.